As filed with the Securities and Exchange Commission on March 2, 2026

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

 JX LUXVENTURE GROUP INC.

(Exact name of registrant as specified in its charter)

Republic of the Marshall Islands	N/A
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification Number)

Bin Hai Da Dao No. 270

Lang Qin Wan Guo Ji Du Jia Cun Zong He Lou

Xiu Ying District

Haikou City, Hainan Province 570100

People’s Republic of China

(Address of Principal Executive Offices, including zip code)

2026 EQUITY INCENTIVE PLAN

(Full title of the plan)

Copies of Correspondence to:

Bin Hai Da Dao No. 270

Lang Qin Wan Guo Ji Du Jia Cun Zong He Lou

Xiu Ying District

Haikou City, Hainan Province 570100

People’s Republic of China

+ (86) 595 8889 6198

(Name, address, and telephone number, including area
code, of agent for service)

Joe Laxague, Esq. Eleanor Osmanoff, Esq. The Crone Law Group, P.C. 420 Lexington Avenue New York, NY 10710 917-679-5931

Indicate by check mark whether the Registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer ☐	Accelerated filer ☐	Non-accelerated filer ☒
Smaller Reporting Company ☐
Emerging Growth Company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

EXPLANATORY NOTE

This Registration Statement on Form S-8 of JX Luxventure Group Inc., a Republic of the Marshall Islands corporation (the “Company” or “Registrant”) is filed for the purpose of registering the remaining two million two hundred fifty thousand (2,250,000) shares of common stock, par value $0.0001 per share (the “Common Stock”), issuable under the Company’s 2026 Equity Incentive Plan (the “2026 Plan”).

The 2026 Plan was adopted on January 5, 2026 by the unanimous written consent of the board of directors of the Company and by the holders of 861,429 shares of Common Stock of the Company, representing approximately 61% of the total issued and outstanding capital stock of the Company, acting by written consent, in accordance with the applicable provisions of the Marshall Island Business Corporations Act, the Amended and Restated Articles of Incorporation, as amended (the “Restated Articles”), and the Company’s Bylaws.

The 2026 Plan authorizes for issuance of up to four million five hundred thousand (4,500,000) shares of Common Stock, subject to adjustments in the event of certain reorganizations, mergers, combinations, recapitalizations, share splits, share dividends, or other similar events which change the number or kind of shares outstanding. On January 26, 2026, the Company registered 2,250,000 shares of Common Stock under the 2026 Plan pursuant to the registration statement on Form S-8 under the Securities Act of 1933, as amended (the “Securities Act”), filed with the Securities and Exchange Commission (the “Commission”) (the “Prior Registration Statement”). As of the date of this Registration Statement, all of the 2,250,000 shares of Common Stock registered in the Prior Registration Statement were issued by the Company.

This Registration Statement is registering the remaining two million two hundred fifty thousand (2,250,000) shares of Common Stock issuable pursuant to the 2026 Plan and shall become effective upon filing in accordance with Rule 462 under the Securities Act of 1933, as amended (the “Securities Act”).  It relates to the Common Stock, the same class of securities of the Company as to which the Prior Registration Statement relate and is filed pursuant to Instruction E of the General Instructions to Form S-8 regarding registration of additional securities. Pursuant to Instruction E of Form S-8, the contents of the Prior Registration Statement, to the extent relating to the registration of shares of Common Stock under the 2026 Plan and, except as otherwise set forth in this Registration Statement, are incorporated by reference herein. This Registration Statement shall become effective upon filing in accordance with Rule 462 under the Securities Act.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

The information called for by Part I of Form S-8 is omitted from this Registration Statement in accordance with Rule 428 of the Securities Act and the instructions to Form S-8. In accordance with the rules and regulations of the Commission and the instructions to Form S-8, such documents are not being filed with the Commission either as part of this Registration Statement or as prospectuses or prospectus supplements pursuant to Rule 424.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

ITEM 3. INCORPORATION OF DOCUMENTS BY REFERENCE.

The following documents, which have been filed or furnished by the Company with the Commission, are incorporated in this Registration Statement by reference:

(1)	The Company’s Annual Report on Form 20-F for the fiscal year ended December 31, 2024, filed with the Commission on May 15, 2025 (the “Annual Report”);

(2)	All other reports filed by the Company with the Commission pursuant to Sections 13(a) or 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) subsequent to the Annual Report referred to in clause (1) above; and

(3)	The description of the Company’s Common Stock contained in Form 8-A12B, filed with the Commission on October 24, 2012, and any further amendment or report filed hereafter for the purpose of updating such description.

All documents filed by the Registrant pursuant to Sections 13(a), 13(c), or 15(d) of the Exchange Act on or after the date of this Registration Statement and prior to the filing of a post-effective amendment to this Registration Statement that indicates that all securities offered have been sold or that deregisters all securities then remaining unsold shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the date of filing of such documents; provided, however, that documents or information deemed to have been furnished and not filed in accordance with the rules of the Commission shall not be deemed incorporated by reference into this Registration Statement. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any subsequently filed document which also is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

ITEM 8. INDEX TO EXHIBITS.

Exhibit	Description
5.1*	Opinion of Hauzen LLP
23.1*	Consent of Onestop Assurance PAC
23.2*	Consent of Hauzen LLP (included in Exhibit 5.1)
24.1*	Power of Attorney (included on the Signature Page to this Registration Statement)
99.1	2026 Equity Incentive Plan (incorporated by reference to Exhibit 10.1 to the Current Report on Form 6-K filed with the SEC on January 6, 2026)
107*	Filing Fee Table

*	Filed herewith

II-1

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Haikou City, People’s Republic of China, on this 2nd day of March, 2026.

JX Luxventure Group Inc.

By:	/s/ Sun Lei
Sun Lei
Chief Executive Officer and Interim Chief Financial Officer

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature to this Registration Statement on Form S-8 appears below hereby constitutes and appoints Sun Lei, his/her true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for him/her and in his/her name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement on Form S-8, and to sign any registration statement for the same offering covered by this Registration Statement on Form S-8 that is to be effective on filing pursuant to Rule 462(b) promulgated under the Securities Act, and all post-effective amendments thereto, and to file the same, with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent or his/her or their substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities indicated on March 2, 2026.

SIGNATURE	TITLE

/s/ Sun Lei	Chief Executive Officer and Co-Chairwoman, Director
Sun Lei	(Principal Executive Officer); Interim Chief Financial Officer
(Principal Financial and Accounting Officer)

/s/ Li Huidan	Co-Chairman and Director
Li Huidan

/s/ Baojun Zhu	Director
Baojun Zhu

/s/ Mu Ruifeng	Director
Mu Ruifeng

/s/ Jin Yan	Director
Jin Yan

II-2